EXHIBIT 12(b)

                                Legg Mason, Inc.
    Computation of Consolidated Ratios of Earnings to Combined Fixed Charges
                          and Preferred Stock Dividends
                             (Dollars in thousands)


                                            Six                                   Years ended March 31,
                                           Months ended
                                           September, 2002         2002             2001           2000          1999       1998
                                           ---------------       -----------------------------------------------------------------
Earnings before income taxes                $ 152,603            $253,249         $265,820       $254,438      $156,811  $ 127,565

Fixed Charges
   Interest expense                            49,102             127,271          175,389        134,383        94,974     73,776
   Portion of rental expense
     representative of interest
     factor*                                    9,665              23,341           22,315         17,312        14,457     12,823

Earnings available for fixed charges         $211,370            $403,861         $463,524       $406,133      $266,242   $214,164

Fixed Charges:
   Interest expense                          $ 49,102            $127,271         $175,389       $134,383      $ 94,974   $ 73,776
   Portion of rental expense
     representative of interest
     factor*                                    9,665              23,341           22,315         17,312        14,457     12,823

Total fixed charges                          $ 58,767            $150,612         $197,704       $151,695      $109,431   $ 86,599

Preferred stock dividends                    $      0            $      0         $      0       $      0      $      0   $      0

Consolidated ratio of earnings to
     combined fixed charges
     and preferred stock dividends              3.6                 2.7              2.3            2.7          2.4         2.5






* The portion of rental expense representative of interest factor is calculated as one-third of the total of Rent, DP Service Bureau and Equipment Rental expenses.